Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Amrize Ltd
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.01 per share	Rule 457(h)	2,779,550(2)	$32.22(5)	$89,557,101	$0.00015310	$13,712
Equity	Ordinary Shares, par value $0.01 per share	Rule 457(c) and Rule 457(h)	22,720,450(3)	$52.30(6)	$1,188,279,535	$0.00015310	$181,926
Equity	Ordinary Shares, par value $0.01 per share	Rule 457(c) and Rule 457(h)	11,300,000(4)	$49.69(7)	$561,497,000	$0.00015310	$85,966
Total Offering Amounts					$1,839,333,636		$281,604
Total Fee Offsets							—
Net Fee Due							$281,604

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates shall also cover such indeterminate number of additional Ordinary Shares, par value $0.01 per share (the “Ordinary Shares”) of Amrize Ltd (the “Registrant”) as may become issuable under the Amrize Ltd 2025 Omnibus Incentive Plan (the “2025 Plan”) and Amrize Ltd Employee Stock Purchase Plan (the “ESPP”) as a result of any stock split, stock distribution, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that result in an increase in the number of outstanding Ordinary Shares.

(2)	Represents 2,779,550 Ordinary Shares authorized for issuance upon the exercise of stock options outstanding under the 2025 Plan.

(3)
Represents the maximum of 25,500,000 Ordinary Shares authorized for issuance under the 2025 Plan, reduced by the 2,779,550 Ordinary Shares authorized for issuance upon the exercise of stock options outstanding under the 2025 Plan.

(4)	Represents the maximum of 11,300,000 Ordinary Shares authorized for issuance under the ESPP.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is calculated on the basis of the weighted average exercise price per share of the outstanding options, and on the basis of an exchange rate on June 23, 2025 of approximately $1.23 to CHF1.00.

(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low sale prices of the Ordinary Shares on the New York Stock Exchange on June 23, 2025.

(7)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low sale prices of the Ordinary Shares on the New York Stock Exchange on June 23, 2025, and further adjusted to reflect that the purchase price per share of the Ordinary Shares under the ESPP shall not exceed 95% of the Fair Market Value of an Ordinary Share on the Offering Date or the Exercise Date (as defined in the ESPP).